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                                                                      EXHIBIT 12

                             ENRON OIL & GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)
                                   (Unaudited)


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
                                     SIX MONTHS
                                    ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                    ------------- -------------------------------------------------------------
                                        1999         1998         1997         1996         1995         1994
                                     ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                           $  25,704    $  56,171    $ 121,970    $ 140,008    $ 142,118    $ 147,998
Less: Capitalized Interest Expense      (6,306)     (12,711)     (13,706)      (9,136)      (6,490)      (6,124)
Add: Fixed Charges                      35,347       61,290       41,423       21,997       18,414       14,613
Income Tax Provision(Benefit)            9,636        4,111       41,500       50,954       41,936        5,937
                                     ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS AVAILABLE                   $  64,381    $ 108,861    $ 191,187    $ 203,823    $ 195,978    $ 162,424
                                     =========    =========    =========    =========    =========    =========

FIXED CHARGES:
Interest Expense                        29,041       48,463       27,369       12,370       11,310        8,135
Capitalized Interest                     6,306       12,711       13,706        9,136        6,490        6,124
Rental Expense Representative of
     Interest Factor                        --          116          348          491          614          354
                                     ---------    ---------    ---------    ---------    ---------    ---------
TOTAL FIXED CHARGES                  $  35,347    $  61,290    $  41,423    $  21,997    $  18,414    $  14,613
                                     =========    =========    =========    =========    =========    =========

RATIO OF EARNINGS TO
FIXED CHARGES                             1.82         1.78         4.62         9.27        10.64        11.12
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